Filed Pursuant to Rule 424(b)(3)
                                                    Registration No. 333-34875


                          PROSPECTUS SUPPLEMENT NO. 1
                      (To Prospectus dated June 25, 1998)

                               U S LIQUIDS INC.

      This Supplement is a part of the Prospectus, dated June 25, 1998, relating to the offering of up to 3,000,000 shares of common stock, par value $.01 per share (the "Common Stock"), of U S Liquids Inc. (the "Company") that may be issued from time to time by the Company in acquisitions of other businesses, properties and/or assets in business combination transactions and the offering of up to 1,990,000 shares of Common Stock by the holders thereof. This Supplement briefly describes five acquisitions recently completed by the Company. Capitalized terms used but not defined in this Supplement shall have the meanings assigned to them in the Prospectus.

                              RECENT DEVELOPMENTS

ACQUISITION OF MCS TRANSPORTATION, INC. AND ADVANCED MANAGEMENT SYSTEMS, INC.

      In June 1998, the Company acquired, in two related transactions, all of the outstanding capital stock of MCS Transportation, Inc., a Texas corporation ("MCS"), and Advanced Management Systems, Inc., a Delaware corporation ("AMS"). MCS and AMS are both engaged in the collection of industrial wastewater generated in the Houston, Texas area. MCS' and AMS' 1997 aggregate gross revenues were approximately $8.1 million.

      In connection with these transactions, the Company issued 151,992 shares of Common Stock to the stockholders of MCS and AMS. The Company also paid $2,900,000 in cash to the stockholders of MCS and AMS and assumed approximately $435,000 of debt of the acquired companies.

ADDITIONAL ACQUISITIONS

      Between June 30, 1998 and July 17, 1998, the Company acquired three additional businesses engaged in the collection and disposal of liquid waste for approximately $1,600,000 in cash and $50,000 in assumed debt. In addition, the Company agreed in connection with two of these acquisitions to pay additional amounts to the sellers upon the achievement by the acquired businesses of certain targeted earnings levels.

      As of the date of this Supplement, 1,530,909 shares of Common Stock covered by the Registration Statement remain available for issuance by the Company in acquisitions of other businesses, properties and/or assets in business combination transactions.



              The date of this Supplement No. 1 is July 22, 1998